ISSI Announces Second Fiscal Quarter 2011 Results

SAN JOSE, Calif., April 27, 2011 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the second fiscal quarter ended March 31, 2011.

Fiscal Second Quarter Results and Recent Highlights:

  Reported total revenue of $63.3 million, consisting of SRAM and DRAM revenue of $59.6 million, an increase of 15.6 percent over the same quarter last year, and analog revenue of $3.7 million in the two months since the acquisition of Si En;
  Achieved GAAP net income of $5.8 million, or $0.20 per diluted share, and non-GAAP net income of $7.4 million, or $0.26 per diluted share;
  Generated $7.6 million in cash flow from operations during the March quarter;
  Completed the acquisition of  Si En Integration Holdings Limited ("Si En") on January 31, 2011, adding high margin analog and mixed signal products; and
  Introduced 512Mb DDR SDRAMs and expanded our QUAD and DDR-II families of SRAMs.

Revenue in the second fiscal quarter ended March 31, 2011 was $63.3 million. SRAM and DRAM revenue was $59.6 million and analog revenue was $3.7 million in the two months since the acquisition of Si En. SRAM and DRAM revenue declined less than 1 percent from the December 2010 quarter and increased 15.6 percent from the March 2010 quarter. GAAP gross margin for the second quarter was 33.1 percent, compared to 34.0 percent in the December 2010 quarter, and 37.2 percent in the March 2010 quarter. Non-GAAP gross margin, which excludes the purchase price adjustments and intangibles amortization related to the Si En acquisition, was 33.7 percent in the second quarter compared to 34.0 percent in the December 2010 quarter, and 37.2 percent in the March 2010 quarter. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

GAAP net income in the second quarter of fiscal 2011 was $5.8 million, or $0.20 per diluted share, compared to GAAP net income of $7.2 million, or $0.26 per diluted share, in the December 2010 quarter and $7.2 million, or $0.27 per diluted share, in the March 2010 quarter.

Second quarter 2011 non-GAAP net income was $7.4 million, or $0.26 per diluted share, which excludes $1.1 million in stock-based compensation expense and $0.5 million in inventory purchase price adjustments, legal fees, and amortization of intangibles related to the acquisition of Si En. This compares to $8.3 million, or $0.30 per diluted share, in the December 2010 quarter and $7.7 million, or $0.29 per diluted share, in the March 2010 quarter.

"Our solid performance and strong cash flow generation in the March quarter demonstrated the strength of our high quality specialty memory business during an otherwise seasonally slow quarter. It also represented the end of the market inventory correction that began last summer," said Scott Howarth, ISSI's President and CEO. "In addition to continued design win traction and new product introductions in our core specialty memory product lines, we also completed our acquisition of Si En, which has expanded our business into the high margin analog space. The integration process is underway, and we are pleased that Si En was immediately accretive to our earnings per share. "

June Quarter Outlook

Mr. Howarth commented on the June outlook as follows, "The recent disasters in Japan have created some uncertainty as to the impact they will have on our business. While to date there has been little impact on ISSI's supply chain or on orders from our customers, future orders could be impacted by constraints on customers to obtain other components or by a reduction in demand in the Japanese market. Based on the most recent information available from customers and suppliers, we are assuming a very limited impact in our current outlook. We continue to closely monitor the effect of events in Japan on our business."

The Company expects total revenue for the June quarter to range between $64.0 and $70.0 million, consisting of SRAM and DRAM revenue of between $59.0 million and $64.0 million and analog revenue of between $5.0 and $6.0 million. Gross margin for the June quarter is expected to range between 33 percent and 35 percent. Operating expenses are expected to be between $15.0 million and $15.5 million. GAAP net income is expected to be between $0.22 and $0.30 per diluted share, and non-GAAP net income, which excludes stock-based compensation and the amortization of intangibles related to the acquisition of Si En, is expected to be between $0.27 and $0.35 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the Company's second quarter fiscal 2011 financial results. To access ISSI's conference call via telephone, dial 888-487-0355 by 1:20 p.m. Pacific Time. The participant passcode is 1510668. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP gross margin, operating income and net income for certain periods that exclude stock based compensation and inventory purchase price adjustments, legal fees, and amortization of intangibles related to the acquisition of Si En. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of stock based compensation and inventory purchase adjustments, legal fees, and amortization of intangibles related to the acquisition of Si En. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial, medical, and military. The Company's primary products are high speed and low power SRAM and low and medium density DRAM, and with its acquisition of Si En, ISSI also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the end of the inventory correction, design win traction, new product introductions, high margin analog space, uncertain impact from the disasters in Japan, and our outlook for the June 2011 quarter with respect to revenue, SRAM and DRAM revenue, Si En revenue, gross margin, operating expenses and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, future developments in Japan or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2010 and Form 10-Q for the quarter ended December 31, 2010. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended

	March 31,	December 31,	March 31,
	2011	2010	2010

Net sales	$ 63,257	$ 66,103	$ 57,043
Cost of sales	42,322	43,638	35,827
Gross profit	20,935	22,465	21,216

Operating expenses:
Research and development	6,821	6,750	5,899
Selling, general and administrative	8,612	9,367	8,550
Total operating expenses	15,433	16,117	14,449

Operating income	5,502	6,348	6,767
Interest and other income, net	273	307	435
Gain on sale of investments	-	560	-

Income before income taxes	5,775	7,215	7,202
Provision for income taxes	35	1	47

Consolidated net income	5,740	7,214	7,155

Net (income) loss attributable to
noncontrolling interests	23	(2)	(1)
Equity in net income of affiliated
company	18	-	-

Net income attributable to ISSI	$ 5,781	$ 7,212	$ 7,154

Basic net income per share	$ 0.22	$ 0.27	$ 0.28
Shares used in basic per share calculation	26,563	26,308	25,310

Diluted net income per share	$ 0.20	$ 0.26	$ 0.27
Shares used in diluted per share calculation	28,498	27,865	26,771

Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended
	(In thousands, except per share data)

	March 31,	December 31,	March 31,
	2011	2010	2010

Gross profit:
GAAP gross profit	$ 20,935	$ 22,465	$ 21,216
GAAP gross margin	33.1%	34.0%	37.2%
Adjustments:
Si En acquisition related inventory write up	230	-	-
Si En intangible asset amortization	97	-	-
Stock-based compensation expense	57	39	29
Total adjustments	384	39	29
Non-GAAP gross profit	$ 21,319	$ 22,504	$ 21,245
Non-GAAP gross margin	33.7%	34.0%	37.2%

Operating income:
GAAP operating income	$ 5,502	$ 6,348	$ 6,767
Adjustments:
Si En acquisition related inventory write up	230	-	-
Si En intangible asset amortization	251	-	-
Legal fees related to Si En acquisition	105	220	-
Stock-based compensation expense	1,097	886	527
Total adjustments	1,683	1,106	527
Non-GAAP operating income	$ 7,185	$ 7,454	$ 7,294

Net income:
On a GAAP basis	$ 5,781	$ 7,212	$ 7,154
Adjustments:
Si En acquisition related inventory write up	230	-	-
Si En intangible asset amortization	251	-	-
Legal fees related to Si En acquisition	105	220	-
Stock-based compensation expense	1,097	886	527
Tax effect of Si En acquisition related items	(79)	-	-
Total adjustments	1,604	1,106	527
Non-GAAP net income	$ 7,385	$ 8,318	$ 7,681

Non-GAAP net income per share:
Basic	$ 0.28	$ 0.32	$ 0.30
Diluted	$ 0.26	$ 0.30	$ 0.29

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2011	2010
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 62,686	$ 81,665
Restricted cash	7,037	5,107
Short-term investments	4,713	4,837
Accounts receivable, net	37,331	41,148
Inventories	61,245	54,560
Other current assets	6,812	4,479

Total current assets	179,824	191,796
Property, equipment and leasehold improvements, net	27,422	28,078
Long-term investments	6,018	-
Purchased intangible assets, net	12,202	1,294
Goodwill	9,463	1,301
Other assets	11,336	11,562
Total assets	$ 246,265	$ 234,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 30,854	$ 41,586
Accrued compensation and benefits	4,939	6,406
Accrued expenses	5,270	5,930

Total current liabilities	41,063	53,922

Other long-term liabilities	8,393	2,288

Total liabilities	49,456	56,210

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	322,111	317,773
Accumulated deficit	(130,292)	(143,285)
Accumulated comprehensive income (loss)	2,624	(2,286)

Total ISSI stockholders' equity	194,446	172,205

Noncontrolling interest	2,363	5,616

Total stockholders' equity	196,809	177,821
Total liabilities and stockholders' equity	$ 246,265	$ 234,031

(1) Derived from audited financial statements.

CONTACT: Investor Relations, John M. Cobb, Chief Financial Officer, +1-408-969-6600, ir@issi.com; or Leanne K. Sievers of Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com